Exhibit 4.3
[COMDISCO LETTERHEAD]
FEDERAL EXPRESS
August 16, 2000
David Jones
ComScore, Inc.
1761 Business Center Drive
Suite 250
Reston, VA 20190
Re: Preferred Stock Warrant Agreement Dated June 9, 2000 to the Master Lease Agreement Dated June 9, 2000, Equipment Schedule Nos. VL-1 and VL-2 Dated as of June 9, 2000 by and between Comdisco, Inc. (“Warrantholder”) and ComScore, Inc. (“Company”)
Dear David,
Pursuant to the closing of your Series B Preferred financing on July 5, 2000, this letter is to confirm that Comdisco, Inc., as Warrantholder, hereby agrees that the price per share shall be equal to $2.90/sh providing the right to purchase 46,551 shares for an aggregate price of $134,997.90 pursuant to the above referenced warrant.
Except as specifically set forth above, all other terms and conditions of the Warrant shall remain in full force and effect including any adjustments under Section 8.
Please indicate your acceptance by signing in the space provided below and returning to the undersigned and I will have it countersigned and will forward a copy to you to attach to your copy of the warrant. If you have any questions, please do not hesitate to call me at (650) 566-4912.

Sincerely,	ComScore, Inc.

/s/ Vika Tonga	By:	/s/David B. Jones

Vika Tonga	Title:	Controller
Information/Document Specialist

Comdisco, Inc.

	By:	/s/Jill C. Hanses

	Title:	/s/SVP

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT AGREEMENT
To Purchase Shares of the Series B Preferred Stock, or Upon Certain Terms, the Series A Preferred Stock of
COMSCORE, INC.
Dated as of June 9, 2000 (the “Effective Date”)
     WHEREAS, ComScore, Inc., a Delaware corporation (the “Company”) has entered into a Master Lease Agreement dated as of June 9, 2000, Equipment Schedule No. VL-1 and VL-2 dated as of June 9, 2000, and related Summary Equipment Schedules (collectively, the “Leases”) with Comdisco, Inc., a Delaware corporation (the “Warrantholder”); and
     WHEREAS, the Company desires to grant to Warrantholder, in consideration for such Leases, the right to purchase shares of its Series B Preferred Stock if the Next Round, as defined below, is a private equity financing, or if the Next Round is a Merger Event, as defined below, or an Initial Public Offering, as defined below, then shares of its Series A Preferred Stock;
     NOW, THEREFORE, in consideration of the Warrantholder executing and delivering such Leases and in consideration of mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:
1. GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.
     For Value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company that number of fully paid and non-assessable shares of the Company’s Preferred Stock (“Preferred Stock”) equal to One Hundred Thirty-five Thousand Dollars ($135,000.00) (“Aggregate Purchase Price”), divided by the Exercise Price (“Exercise Price”). .In the event the Next Round is a financing as defined in (i) below and successfully completed on or before August 31, 2000, Warrantholder shall have the right to purchase from the Company its Series B Preferred Stock, and the Exercise Price shall be defined as the sum of $1.00 per share (the “Last Round Price”) plus the product of (a) the difference between the price per share of the next round of equity financing (the “Next Round”) and the Last Round, multiplied by (b) the fraction resulting from dividing (x) the number of days from the date of closing of the Last Round to the date of the Lease proposal (April 12, 2000), by (y) the number of days from the date of the closing of the Last Round to the date of closing of the Next Round. Notwithstanding the foregoing, the price per share of the Next Round shall be capped at a Ninety-five Million Dollar Pre-money Valuation. “Nine-five Million Dollar Pre-Money Valuation” shall be calculated by dividing Nine-five Million Dollars ($95,000,000.00) by the number of fully diluted shares of the Company’s authorized Common Stock, Preferred Stock, warrants and options, as converted to Common Stock outstanding immediately prior to the closing of the Next Round. In the event the Next Round is an event as described in (ii) or (iii) below or the Next Round is not successfully completed by August 31, 2000, then Warrantholder shall have the right to purchase 135,000 shares of Series A Preferred Stock from the Company at an Exercise Price of $1.00 per share. The number and purchase price of such shares are subject to adjustment as provided in Section 8 hereof.
     “Next Round” shall be defined as the earlier to occur of (i) preferred stock financing of at least $2,000,000.00, (ii) the sale, conveyance disposal, or encumbrance of all or substantially all of the Company’s property or business or Company’s merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Company is disposed of (“Merger Event”), provided that a Merger Event shall not apply to a merger effected exclusively for the purpose of changing the domicile of the company, or (iii) an initial public offering of the Company’s Common Stock which such public offering has been declared effective by the SEC.

2. TERM OF THE WARRANT AGREEMENT.
     Except as otherwise provided for herein, the term of this Warrant Agreement and the right to purchase Preferred Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period of (i) ten (10) years or (ii) five (5) years from the effective date of the Company’s initial public offering, whichever is earlier.
3. EXERCISE OF THE PURCHASE RIGHTS.
     (a) Exercise. The purchase rights set forth in this Warrant Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2 above, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, and in no event later than twenty-one (21) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.
     The Exercise Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of Warrants (“Net Issuance”) as determined below. If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:
X = Y(A-B)
          A

Where:	X =	the number of shares of Preferred Stock to be issued to the Warrantholder,

	Y =	the number of shares of Preferred Stock requested to be exercised under this Warrant Agreement.

	A =	the fair market value of one (1) share of Preferred Stock.

	B =	the Exercise Price.
     For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:
     (i) if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;
     (ii) if this Warrant is exercised after, and not in connection with the Company’s initial public offering, and:
     (a) if traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or
     (b) if actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;
     (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of

Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of Preferred Stock shall be deemed to be the value received by the holders of the Company’s Preferred Stock on a common equivalent basis pursuant to such merger or acquisition.
     Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Warrant Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.
     (b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a) above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.
4. RESERVATION Of SHARES.
     During the term of this Warrant Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein.
5. NO FRACTIONAL SHARES OR SCRIP.
     No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
6. NO RIGHTS AS SHAREHOLDER.
     This Warrant Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the exercise of the Warrant.
7. WARRANTHOLDER REGISTRY.
     The Company shall maintain a registry showing the name and address of the registered holder of this Warrant Agreement.
8. ADJUSTMENT RIGHTS.
     The purchase price per share and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:
     (a) Merger and Sale of Assets. If at any time there shall be a capital reorganization of the shares of the Company’s stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation whether or not the Company is the surviving corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person (hereinafter referred to as a “Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of the Warrant, the number of shares of preferred stock or other securities of the successor corporation resulting from such Merger Event, equivalent in value to that which would have been issuable if Warrantholder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interest of the Warrantholder after the Merger Event to the end that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Preferred Stock purchasable) shall be applicable to the greatest extent possible.

     (b) Reclassification of Shares. If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.
     (c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Preferred Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.
     (d) Stock Dividends. If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company’s stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Preferred Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.
     (e) Right to Purchase Additional Stock. If, the Warrantholder’s total cost of equipment leased pursuant to the Leases exceeds $3,000,000, Warrantholder shall have the right to purchase from the Company, at the Exercise Price (adjusted as set forth herein), an additional number of shares, which number shall be determined by (i) multiplying the amount by which the Warrantholder’s total equipment cost exceeds $3,000,000 by 4.5%, and (ii) dividing the product thereof by the Exercise Price per share referenced above.
     (f) Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Company’s Certificate of Incorporation, as amended through the Effective Date, a true and complete copy of which is attached hereto as Exhibit IV (the “Charter”). The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter. The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security to occur after the Effective Date of this Warrant, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred.
     (g) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock or other securities; (ii) the Company shall offer for subscription prorata to the holders of any class of its Preferred or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an initial public offering; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of a public offering, the Company shall give the Warrantholder at least twenty (20) days written notice prior to the effective date thereof.
     Each such written notice shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Warrantholder, at the address as shown on the books of the Company.

     (h) Timely Notice. Failure to timely provide such notice required by subsection (g) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder. The notice period shall begin on the date Warrantholder actually receives a written notice containing all the information specified above.
9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     (a) Reservation of Preferred Stock. The Preferred Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever: provided, however, that the Preferred Stock issuable pursuant to this Warrant Agreement may be subject to restrictions or transfer under state and/or Federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and Bylaws, as amended. The issuance of certificates for shares of Preferred Stock upon exercise of the Warrant Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than that of the Warrantholder.
     (b) Due Authority. The execution and delivery by the Company of this Warrant Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Leases and this Warrant Agreement are not inconsistent with the Company’s Charter or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Leases and this Warrant Agreement constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.
     (c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant Agreement, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.
     (d) Issued Securities. All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all Federal and state securities laws. In addition, as of the date hereof:
     (i) The authorized capital of the Company consists of (A) 50,000,000 shares of Common Stock, of which 12,122,396 shares are issued and outstanding, and (B) 9,187,500 shares of Series A Preferred Stock, of which 9,187,500 shares are issued and outstanding and are convertible into 9,187,500 shares of Common Stock at $1.00 per share.
     (ii) The Company has reserved 4,210,937 shares of Common Stock for issuance under its 1999 Stock Plan, under which 3,411,200 options are outstanding at an average price of $0.10 per share. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.
     (iii) In accordance with the Company’s Certificate of Incorporation, no shareholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock.
     (e) Insurance. The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.
     (f) Other Commitments to Register Securities. Except as set forth in this Warrant Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

     (g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10 hereof, the issuance of the Preferred Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.
     (h) Compliance with Rule 144. At the written request of the Warrantholder, who proposes to sell Preferred Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.
10. REPRESENTATIONS AND COVENANTS OF THE WABRANTHOLDER.
     This Warrant Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:
     (a) Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.
     (b) Private Issue. The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Warrant is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.
     (c) Disposition of Warrantholder’s Rights. In no event will the Warrantholder make a disposition of any of its rights to acquire Preferred Stock or Preferred Stock issuable upon exercise of such rights unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Warrantholder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Preferred Stock or Preferred Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Preferred Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Warrantholder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Warrantholder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Warrantholder or holder of a share of Preferred Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Preferred Stock not bearing any restrictive legend.
     (d) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.
     (e) Risk of No Registration. The Warrantholder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Warrant Agreement, or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of its rights of the Warrantholder to purchase Preferred Stock or Preferred Stock which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

     (f) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.
11. TRANSFERS.
     Subject to the terms and conditions contained in Section 10 hereof, this Warrant Agreement and all rights hereunder are transferable in whole or in part by the Warrantholder and any successor transferee, provided, however, in no event shall the number of transfers of the rights and interests in all of the Warrants exceed three (3) transfers. The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer,
12. MISCELLANEOUS.
     (a) Effective Date. The provisions of this Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant Agreement shall be binding upon any successors or assigns of the Company.
     (b) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.
     (c) Governing Law. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of Illinois.
     (d) Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (e) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, facsimile transmission (provided that the original is sent by personal delivery or mail as hereinafter set forth) or seven (7) days after deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at 6111 North River Road, Rosemont, Illinois 60018, Attention: Venture Lease Administration, cc: Legal Department, Attention: General Counsel, (and/or, if by Facsimile, (847) 518-5465 and (847)518-5088) and (ii) to the Company at 1761 Business Center Drive, Suite 250, Reston, CA 20190, Attention: David Jones (and/or if by Facsimile, (703) 438-2091) or at such other address as any such party may subsequently designate by written notice to the other party.
     (f) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.
     (g) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.
     (h) Survival. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.
     (i) Severability. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid illegal or unenforceable provision.
     (j) Amendments. Any provision of this Warrant Agreement may be amended by a written instrument signed by the Company and by the Warrantholder.

     (k) Additional Documents. The Company, upon execution of this Warrant Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in subparagraphs (a) through (d), (f) and (g) of Section 9 above. If the purchase price for the Leases referenced in the preamble of this Warrant Agreement exceeds $1,000,000, the Company will also provide Warrantholder with an opinion from the Company’s counsel with respect to those same representations, warranties and covenants. The Company shall also supply such other documents as the Warrantholder may from time to time reasonably request.
     IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duty authorized as of the Effective Date.

COMPANY:	COMSCORE, INC.

	By:	/s/Magid Abraham

	Title:	CEO

WARRANTHOLDER:	COMDISCO

	By:	/s/Jill C. Hanses

	Title:	SVP

EXHIBIT I
NOTICE OF EXERCISE
To: COMSCORE, INC.
(1)	The undersigned Warrantholder hereby elects to purchase _______ shares of the Series _______ Preferred Stock of ComScore, Inc., pursuant to the terms of the Warrant Agreement dated the 9th day of June, 2000 (the “Warrant Agreement”) between ComScore, Inc. and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(2)	In exercising its rights to purchase the Series _______ Preferred Stock of ComScore, Inc., the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 10 of the Warrant Agreement.

(3)	Please issue a certificate or certificates representing said shares of Series Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	COMDISCO, INC.

By:

Title:

Date:

EXHIBIT II
ACKNOWLEDGMENT OF EXERCISE
The undersigned ComScore, Inc., hereby acknowledge receipt of the “Notice of Exercise” from Comdisco, Inc., to purchase _______ shares of the Series _______ Preferred Stock of ComScore, Inc., pursuant to the terms of the Warrant Agreement, and further acknowledges that _______ shares remain subject to purchase under the terms of the Warrant Agreement.

COMPANY:	COMSCORE, INC.

By:

Title:

Date:

EXHIBIT III
TRANSFER NOTICE
(To transfer or assign the foregoing Warrant Agreement execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file evidence of authority to assign the foregoing Warrant Agreement.

EXHIBIT IV
(INSERT CHARTER)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF COMSCORE, INC.
a Delaware corporation
(Originally incorporated on August 18, 1999)
     This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and Stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.
ARTICLE I
     The name of this Corporation is comScore, inc.
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19081. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty Nine Million One Hundred Eighty Seven Thousand Five Hundred (59,187,500) shares. Fifty Million (50,000,000) shares shall be Common Stock, par value $0.001 per share, and Nine Million One Hundred Eighty Seven Thousand Five Hundred (9,187,500) shares shall be Preferred Stock, par value $0.001 per share, all of which shall be designated “Series A Preferred”

     B. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred are as set forth below in this Article IV(B).
          1. Dividend Provisions. The holders of shares of Series A Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of this Corporation, at the rate of $0.08 per share per annum (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares). Such dividends shall not be cumulative and shall be paid only when, if and as declared by the Board of Directors of the Corporation. No dividend shall be paid on shares of Common Stock in any fiscal year unless (i) the aforementioned preferential dividends of the Series A Preferred shall have been paid in full and (ii) the holders of Series A Preferred participate in such dividend on the Common Stock on a pro rata basis in proportion to the number of shares of Common Stock held of record by each such holder of Series A Preferred (assuming the conversion of all Series A Preferred into Common Stock).
          2. Liquidation Preference.
               a. Primary Distribution. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (x) $1.00 (the “Original Series A Issue Price”) for each share of Series A Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds of the Corporation legally available for distribution shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               b. Secondary Distribution. Subject to Section 2(c) below, upon the completion of the distribution required by Section 2(a), the remaining assets of the Corporation available for distribution to stockholders shall be distributed of record among the holders of Series A Preferred and Common Stock on a pro rata basis in proportion to the number of shares of Common Stock held of record by each (assuming for the purposes hereof conversion of all Series A Preferred into Common Stock).
               c. Maximum Liquidation Amount. Following such time as any holder of Series A Preferred has received, pursuant to the operation of Sections 2(a) and 2(b) above, an amount equal to the Maximum Liquidation Amount (as defined below) for such shares of Series A Preferred, then the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the Company legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding. For purposes of this Section 2(c), the “Maximum Liquidation Amount” for each share of Series A Preferred shall mean $3.00, adjusted in the manner contemplated by clauses (i) and (ii) of Section 3(d) hereof. Notwithstanding anything in this Section 2 to the contrary, if a holder of Preferred Stock would receive a greater liquidation amount than such holder is entitled to receive pursuant to subsections 2(a)-(c) by converting such shares of Preferred Stock into shares of Common Stock, then such holder shall not receive any amounts under subsections 2(a)-(c), but shall be treated for purposes of this Section 2 as though they had converted into shares of Common Stock, whether or not such holders had elected to so convert.
               d. Definition of Liquidation Event; Notice.
                    (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, and to include, (A) the acquisition of control of the Corporation by another entity by means of any transaction or series of related transactions (including without limitation any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation’s material assets); unless in each case, the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise), hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.
                    (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                         (A) Securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows: (1) if traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation.
                         (B) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                    (iii) The Corporation shall give each holder of record of Series A Preferred written notice of any such impending transaction not later than twenty (20) days prior to the earlier of the stockholder meeting called to approve such transaction or the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 2, and the amounts anticipated to be distributed to holders of each outstanding class of capital stock of the Corporation pursuant to this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of the then outstanding shares of Series A Preferred.
                    (iv) In the event the requirements of subsection 2(d)(iii) are not complied with, this Corporation shall forthwith either:
                         (A) cause such closing to be postponed until such time as the requirements of subsection 2(d)(iii) have been complied with; or
                         (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iii).
          3. Conversion. The holders of Series A Preferred shall have conversion rights as follows (the “Conversion Rights”):
               a. Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price in respect of such share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred shall be the Original Series A Issue Price for the Series A Preferred; provided, however, that such Conversion Price shall be subject to adjustment as set forth below.
               b. Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred immediately upon the earlier of (i) except as provided below in subsection 3(c), the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), conducted by a nationally recognized reputable underwriter in which the per share public offering price (prior to underwriter discounts, commissions, concessions and expenses) is equal to $5.00 or more (adjusted in the manner contemplated by clauses (i) and (ii) of Section 3(d) below) and the gross proceeds to the Corporation are in excess of $25,000,000 (a “Qualified IPO”) , or (ii) the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Series A Preferred, voting together as a class.
               c. Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.
               d. Conversion Price Adjustments of Preferred Stock for Certain Splits, Dividends and Combinations. The Conversion Price of the Series A Preferred shall be subject to adjustment from time to time as follows:
                    (i) In the event that the Corporation should at any time or from time to time after the date upon which any shares of Series A Preferred were first issued (the “Series A Original Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

                    (ii) If the number of shares of Common Stock outstanding at any time after the Series A Original Issue Date is decreased by a combination of the outstanding shares of Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the Conversion Price for the Series A Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
               e. Other Distributions. In the event that the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(i), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
               f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2), provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, which a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred after the recapitalization to the extent that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalently as may be practicable.
               g. Adjustments to Conversion Price for Dilutive Issues.
                    (i) Special Definitions. For purposes of this Section 3(g), the following definitions shall apply:
                         (A) “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3(g)(iii), deemed to be issued) by the Corporation after the Series A Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(g)(iii) herein, deemed to be issued:
                              (1) upon conversion of shares of the Preferred Stock;
                              (2) to officers, directors or employees of, or consultants, contractors and advisors to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Board of Directors for employees, officers, directors or consultants, contractors or advisors of the Corporation, but not to exceed an aggregate number of 5,104,167 shares of Common Stock, net of cancellations of unexercised options and repurchases of shares at cost upon termination of any relationship with the Corporation, and subject to appropriate adjustment in the case of an event described in clauses (i) and (ii) of Section 3(d) hereof;
                              (3) as a dividend or distribution on the Preferred Stock;
                              (4) in connection with any transaction for which adjustment is made pursuant to Section 3(d)(i), 3(d)(ii), 3(e) or 3(f) hereof;
                              (5) to financial institutions, lessors or landlords in connection with commercial credit arrangements, debt financings, equipment lease financings, real property leases or similar transactions, or to other providers of goods, services, technology, distribution channels or marketing opportunities to the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Board of Directors, but not to exceed an aggregate number of 510,417 shares of Common Stock, net of cancellations of unexercised options and repurchases of shares at cost upon termination of any relationship with the Corporation, and subject to appropriate adjustment for all stock splits, dividends, subdivisions, combinations, recapitalizations and the like;
                              (6) in connection with a Qualified IPO; or
                              (7) in connection with an acquisition by the Corporation, whether by merger, consolidation or purchase of assets, provided that such acquisition has been approved by a majority of the Board of Directors, which majority must include at least one director designated by the holders of Series A Preferred pursuant to Section 4(d) hereof.
                         (B) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for Common Stock.
                         (C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
                    (ii) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less then the Series A Conversion Price in effect on the date of, and immediately prior to, such issue.
                    (iii) Options and Convertible Securities. In the event that the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or

Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(g)(v) hereof) of such Additional Shares of Common would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Shares of Common are deemed to be issued:
                         (A) no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;
                         (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                         (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                              (1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
                              (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
                         (D) no readjustment pursuant to clauses (1) or (2) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Original Series A Issue Price, or (ii) the Series A Conversion Price that would have resulted from other issuances of Additional Shares of Common after the Original Series A Issue Date.
                    (iv) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common. In the event that this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(g)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series A Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued and sold; provided, however, that, for the purposes of this Section 3(g)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(g)(iii), such Additional Shares of Common shall be deemed to be outstanding.
                    (v) Determination of Consideration. For purposes of this Section 3(g), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:
                         (A) Cash and Property. Such consideration shall:
                              (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
                              (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.
                         (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
                              (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                              (2) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(g)(iii) hereof.
               h. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.
               i. No Fractional Shares; Certificate as to Adjustment.
                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the

Conversion Price for the Series A Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred held by such holder.
               j. Notices of Record Date. In the event of any taking by the Corporation of a record date for determining the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred, at least twenty (20) days prior to the record date specified therein, a notice specifying the record date for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
               k. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the then outstanding shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of such Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite Board of Directors and stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.
               l. Notices. All notices and other communications required by the provisions of this Section 3 shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission (with
          4. Redemption.
               a. Series A Preferred Redemption. Each share of Series A Preferred shall be redeemable on the sixth anniversary of the Series A Original Issue Date, to the extent the shares of Series A Preferred have not been redeemed prior to such date and to the extent requested by any holder thereof.

               b. Redemption Price. The redemption price per share of Series A Preferred (the “Series A Redemption Price”) shall be equal to the Original Series A Issue Price, as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares, to the extent funds are legally available therefor. In the event insufficient funds are available to redeem all shares of Series A Preferred entitled and electing to be redeemed pursuant to the preceding paragraph, this Corporation shall effect such redemption pro rata among the holders of the Series A Preferred based upon the number of shares of Series A Preferred then held and elected for redemption by each holder, and the Series A Redemption Price for each share shall be adjusted accordingly.
               c. Notice of Redemption. Before any holder of Series A Preferred shall be entitled to redeem the same, such shall give written notice to this Corporation at its principal corporate office not less than 1 day and not more than 30 days after the sixth anniversary of the Original Issue Date, of the election to redeem the same and shall state therein the number of shares of Series A Preferred to be redeemed, the date fixed for such redemption (the “Redemption Date”), which date shall be not less than 30 nor more than 45 days after the date of such notice, and, in the event less than all of such holder’s shares of Series A Preferred are to be redeemed, the name or names in which the certificate or certificates representing the shares not to be redeemed are to be issued. On or before the each Redemption Date, the related holder of Series A Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred. If less than all the shares represented by a share certificate are to be redeemed, the Company shall issue a new certificate or certificate representing the shares not redeemed. Upon proper notice and surrender, the redeeming holder shall be entitled to receive payment of the Series A Redemption Price for such shares in cash, by wire transfer or by bank-certified check on the Redemption Date.
               d. Status of Redeemed Series A Preferred. From and after the Redemption Date for any shares of Series A Preferred, all dividends on such shares shall cease to accrue and all rights of holders of such shares shall cease.
          5. Voting Rights.
               a. General Voting Rights. Each holder of shares of Series A Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred held by such holder could be converted, shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
               b. Required Class Vote. In addition to any other rights provided by law, so long as at least one million (1,000,000) shares of Series A Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of each of the holders of not less than a majority of the voting power of the then outstanding shares of Series A Preferred, voting as a single class:

                    (i) authorize any action (including without limitation the amendment or repeal of any provision of, or the addition of any provision to, this Corporation’s Amended and Restated Certificate of Incorporation or Bylaws), if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series of Preferred Stock;
                    (ii) increase or decrease the total number of authorized shares of the Preferred Stock (or any series thereof);
                    (iii) authorize a liquidation, dissolution, winding up, recapitalization or reorganization of the Corporation, or a sale or transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation if, as a result of such merger or consolidation, the stockholders of the Corporation shall own (by virtue of shares held in the Corporation) less than fifty percent (50%) of the voting securities of the surviving entity or shall not be entitled to elect a majority of the Board of Directors of the surviving entity; provided that this clause shall not apply to mergers for which the sole purpose is to change the Corporation’s jurisdiction of incorporation or a reorganization pursuant to the provisions of Section 251 (g) of the Delaware General Corporation Law;
                    (iv) authorize shares of any series or class of capital stock or any other security convertible into or exchangeable for shares of any series or class of capital stock which is senior to or on parity with the Series A Preferred;
                    (v) purchase, redeem or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of capital stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from employees or former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation under agreements entered into with persons in connection with their employment with the Corporation or pursuant to employee benefit plans; or
                    (vi) redeem or otherwise acquire any shares of Series A Preferred except as expressly authorized in Section 4 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series A Preferred on the basis of the aggregate number of outstanding shares of Series A Preferred then held by each such holder.
               c. Board Size. The authorized number of directors of the Corporation’s Board of Directors shall be determined as set forth in the Bylaws of the Corporation.

               d. Board of Directors Election. So long as at least one million (1,000,000) shares of Series A Preferred remain outstanding, the holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation, and the holders of a majority of the Preferred Stock and the Common Stock, voting together as a single class (with the Preferred Stock voting on an as-converted basis), shall be entitled to elect the remaining number of directors authorized, if any.
          6. Status of Converted Preferred Stock. In the event any shares of Series A Preferred shall be converted pursuant to Section 3, the shares so converted shall be canceled and shall not thereafter be issuable by the Corporation.
          7. Common Stock.
               a. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
               b. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.
               c. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.
ARTICLE VII
     Elections of directors at an annual or special meeting need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE IX
     The Corporation may amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE X
     To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the corporation’ directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended.
     Any repeal or modification of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.
ARTICLE XI
     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.
     Any repeal or modification of any of the foregoing provisions of this Article XI, by amendment of this Article XI or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.
* * *

     IN WITNESS WHEREOF, the undersigned has executed this certificate on September 27, 1999.

COMSCORE, INC.
By:	/s/ Magid Abraham
Magid Abraham,
President and Chief Executive Officer